Exhibit 99.1

IREN Prices Upsized $2.6 Billion Convertible Notes Offering

NEW YORK, May 12, 2026 (GLOBE NEWSWIRE) – IREN Limited (NASDAQ: IREN) (“IREN”) today announced the pricing of its offering of $2.6 billion aggregate principal amount of 1.00% convertible senior notes due 2033 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $2 billion aggregate principal amount of notes.
Key details of the transaction
•	$2.6 billion convertible senior notes offering (1.00% coupon, 32.5% conversion premium)
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Capped call transactions entered into in connection with the notes, which are expected generally to provide a hedge upon conversions up to an initial cap price of $110.30 per share, which represents a 100% premium (as compared to the 32.5% conversion premium under the notes)

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The issuance and sale of the notes are scheduled to settle on May 14, 2026, subject to customary closing conditions. IREN also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $400 million principal amount of notes

Additional transaction details
The notes will be senior, unsecured obligations of IREN and will accrue interest at a rate of 1.00% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2026. The notes will mature on December 1, 2033, unless earlier repurchased, redeemed or converted. Before September 1, 2033, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after September 1, 2033, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. IREN will settle conversions by paying or delivering, as the case may be, cash, its ordinary shares or a combination of cash and its ordinary shares, at its election. The initial conversion rate is 13.6848 ordinary shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $73.07 per ordinary share. The initial conversion price represents a premium of approximately 32.5% over the last reported sale price of $55.15 per share of IREN’s ordinary shares on May 11, 2026. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.
The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at IREN’s option, on or after June 6, 2030 and on or before the 30th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of IREN’s ordinary shares exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require IREN to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.
Use of proceeds
IREN estimates that the net proceeds from the offering will be approximately $2.57 billion (or approximately $2.96 billion if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and IREN’s estimated offering expenses.
IREN intends to use approximately $174.5 million of the net proceeds to fund the cost of entering into the capped call transactions described below and the remainder of the net proceeds from the offering for general corporate purposes and working capital. If the initial purchasers of the notes exercise their option to purchase additional notes, IREN intends to use a portion of the additional net proceeds to fund the cost of entering into additional capped call transactions, as described below.

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Capped call transactions
In connection with the pricing of the notes, IREN entered into privately negotiated capped call transactions with certain of the initial purchasers or their affiliates and certain other financial institutions (the “option counterparties”). The capped call transactions cover, subject to anti-dilution adjustments, the number of ordinary shares of IREN that initially underlie the notes. If the initial purchasers exercise their option to purchase additional notes, then IREN expects to enter into additional capped call transactions with the option counterparties.
The cap price of the capped call transactions is initially $110.30 per share, which represents a premium of 100% over the last reported sale price of IREN’s ordinary shares of $55.15 per share on May 11, 2026, and is subject to certain adjustments under the terms of the capped call transactions.
The capped call transactions are expected generally to reduce the potential dilution to IREN’s ordinary shares upon any conversion of the notes and/or offset any potential cash payments IREN is required to make in excess of the principal amount of converted notes, as the case may be, with such offset and/or reduction subject to a cap price. If, however, the market price per ordinary share of IREN, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions. In addition, the capped call transactions will be solely cash settled until IREN receives shareholder approval to repurchase its ordinary shares pursuant to the terms of the capped call transactions or is otherwise permitted to repurchase its ordinary shares pursuant to the terms of the capped call transactions under the laws of its jurisdiction of incorporation. The Company retains flexibility to seek and/or renew such approval from time to time during the terms of the capped call transactions at a general meeting or future annual general meeting.
IREN has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to IREN’s ordinary shares and/or purchase the ordinary shares of IREN concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of IREN’s ordinary shares or the notes at that time. Any such trades by the option counterparties or their respective affiliates would be on a principal basis and without any agreement, arrangement or understanding between, or with, IREN on how those parties would hedge their own positions.
In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to IREN’s ordinary shares and/or purchasing or selling IREN’s ordinary shares or other securities of IREN in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so (x) on each exercise date for the capped call transactions, which are expected to occur on each trading day during the 30 trading day period beginning on the 31st scheduled trading day prior to the maturity date of the notes and (y) following any early conversion of the notes or any repurchase of the notes by IREN on any fundamental change repurchase date, any redemption date or any other date on which the notes are repurchased by IREN, in each case if IREN exercises the relevant election to terminate the corresponding portion of the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of IREN’s ordinary shares or the notes, which could affect the ability of noteholders to convert the notes, and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of IREN’s ordinary shares and value of the consideration that noteholders will receive upon conversion of the notes.

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About IREN

IREN is a vertically integrated AI Cloud provider, delivering large-scale data centers and GPU clusters for AI training and inference. IREN’s platform is underpinned by its expansive portfolio of grid-connected land and power in renewable-rich regions across North America, Europe and APAC.

Contacts

Investors
ir@iren.com
Media
media@iren.com

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the completion of the offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent IREN’s current expectations, beliefs, and projections regarding future events and are subject to known and unknown uncertainties, risks, assumptions and contingencies, many of which are outside IREN’s control and that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to IREN’s business, including those described in periodic reports that IREN files from time to time with the SEC. IREN may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds after funding the cost of entering into the capped call transactions as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and IREN does not undertake any obligation to update the forward-looking statements included in this press release for subsequent developments, except as may be required by law. For a further discussion of factors that could cause IREN’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in IREN’s Annual Report on Form 10-K for the year ended June 30, 2025 and other risks described in documents filed by IREN from time to time with the Securities and Exchange Commission.

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